Exhibit 10.4

AMENDMENT NO. 1

TO THE

QUANTA SERVICES, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

THIS AMENDMENT NO. 1 to the Quanta Services, Inc. Non-Employee Director Deferred Compensation Plan (effective as of April 30, 2013) is adopted by Quanta Services, Inc. (“Quanta”) as of the 20th day of December 2013, effective as set forth herein.

RECITALS

WHEREAS, Quanta has adopted and maintains the Plan, which is a non-qualified deferred compensation plan intended to comply with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which non-employee directors are permitted to defer all or a portion of their eligible director fees under the Plan;

WHEREAS, Quanta desires to amend the Plan to eliminate the requirement that deferred amounts will be paid earlier than the scheduled payment date in the event of a separation from service prior to such scheduled payment date effective with respect to amounts deferred under the Plan by a Participant pursuant to a deferral agreement entered into on or after December 13, 2013; and

WHEREAS, Quanta has reserved the right to amend the Plan pursuant to Article 8 thereof.

NOW, THEREFORE, pursuant to Article 8 of the Plan, Quanta hereby amends the Plan, effective as of the date hereof, in the following respects:

1. Section 6.2(a) of the Plan is hereby amended in its entirety to read as follows:

Effective December 13, 2013, except as otherwise provided in Article 8 hereof, a Participant’s Account (other than the Pre-2014 Amount (as defined below)) shall be distributed to the Participant (or, in the case of a Participant’s death, his or her Beneficiary) in its entirety no later than sixty (60) days after the earlier to occur of the following: (i) a Change in Control, and (ii) the date designated in a Deferral Agreement, which date shall be 3, 5, 7 or 10 years from the Award Date or, if elected by the Participant in the Deferral Agreement, the earlier of such date and the Participant’s Separation from Service, unless a subsequent deferral election is made pursuant to Section 6.2(b). Solely with respect to the Pre-2014 Amount, except as otherwise provided in Article 8 hereof, a Participant’s Account shall be distributed to the Participant (or, in the case of a Participant’s death, his or her Beneficiary) in its entirety no later than sixty (60) days after the earliest to occur of the following: (i) a Participant’s Separation from Service; (ii) a Change in Control; and (iii) the date designated in a Deferral Agreement, which date shall be 3, 5, 7 or 10 years from the Award Date, unless a subsequent deferral election is made pursuant to Section 6.2(b). The “Pre-2014 Amount” means those amounts deferred under the Plan by a Participant pursuant to a Deferral Agreement entered into prior to December 13, 2013 and any earnings thereon.

IN WITNESS WHEREOF, Quanta has adopted this Amendment No. 1 to the Plan as of the day and year first written above.

QUANTA SERVICES, INC.

By:	/s/ Derrick A. Jensen
Name:	Derrick A. Jensen
Title:	Chief Financial Officer